Rule 424(B)(3)

File No: 333-156462

EXHIBIT A

IT IS EXPECTED THAT SHARES DEPOSITED HEREUNDER WILL BE REGISTERED ON THE SHARE REGISTER MAINTAINED BY THE RUSSIAN SHARE REGISTRAR OF PJSC “RUSHYDRO” IN THE NAME OF THE DEPOSITARY OR ITS NOMINEE OR OF THE CUSTODIAN OR ITS NOMINEE. OWNERS AND HOLDERS SHOULD BE AWARE, HOWEVER, THAT RUSSIA’S SYSTEM OF SHARE REGISTRATION AND CUSTODY CREATES CERTAIN RISKS OF LOSS THAT ARE NOT NORMALLY ASSOCIATED WITH INVESTMENTS IN THE UNITED STATES SECURITIES MARKETS. THE DEPOSITARY WILL NOT BE LIABLE FOR THE UNAVAILABILITY OF SHARES OR FOR THE FAILURE TO MAKE ANY DISTRIBUTION OF CASH OR PROPERTY WITH RESPECT THERETO AS A RESULT OF SUCH UNAVAILABILITY.

THE DEPOSITARY HAS BEEN ADVISED BY RUSSIAN COUNSEL THAT COURTS IN THE RUSSIAN FEDERATION ARE NOT REQUIRED TO RECOGNIZE OR ENFORCE JUDGMENTS OBTAINED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK.

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share represents

one hundred (100) deposited Shares)

THE BANK OF NEW YORK MELLON

AMERICAN DEPOSITARY RECEIPT

FOR ORDINARY SHARES OF

PJSC “RUSHYDRO”

(INCORPORATED UNDER THE LAWS OF THE RUSSIAN FEDERATION)

The Bank of New York Mellon, as depositary (hereinafter called the “Depositary”), hereby certifies that _______________________________________________, or registered assigns IS THE OWNER OF _____________________________

AMERICAN DEPOSITARY SHARES

representing deposited ordinary shares (herein called “Shares”) of PJSC “RUSHYDRO”, incorporated under the laws of the Russian Federation (herein called the “Company”). At the date hereof, each American Depositary Share represents one hundred (100) Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the principal Moscow, Russian Federation office of ING Bank (Eurasia) ZAO (herein called the “Custodian”). The Depositary’s Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at One Wall Street, New York, N.Y. 10286.

THE DEPOSITARY’S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, N.Y. 10286

1.	THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called “Receipts”), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of June 30, 2009 (herein called the “Deposit Agreement”), by and among the Company, the Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder, each of whom by accepting American Depositary Shares agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Depositary’s Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.	SURRENDER OF AMERICAN DEPOSITARY SHARES AND WITHDRAWAL OF DEPOSITED SECURITIES.

Upon surrender at the Corporate Trust Office of the Depositary of American Depositary Shares, accompanied by such documents as the Depositary may reasonably require (including a purchase/sale contract relating to the transfer of the Shares), and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Owner of those American Depositary Shares is entitled to delivery, to him or as instructed, as permitted by applicable law, of the amount of Deposited Securities at the time represented by those American Depositary Shares. Delivery of such Deposited Securities may be made by the delivery of (a) certificates or other documents evidencing title (including extracts from the Share Register) in the name of such Owner or as ordered by him or properly endorsed or accompanied by proper instruments of transfer to such Owner or as ordered by him and (b) any other securities, property and cash to which such Owner is then entitled in respect of such Receipts to such Owner or as ordered by him. Such delivery will be made without unreasonable delay.

A Receipt surrendered for such purposes may be required by the Depositary to be properly endorsed in blank or accompanied by proper instruments of transfer in blank. The Depositary may require the surrendering Owner to execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be delivered to or upon the written order of a person or persons designated in such order. Thereupon the Depositary shall direct the Custodian to cause the transfer and recordation by the Russian Share Registrar on the Share Register of the Shares being withdrawn in the name of such Owner or as directed by him as above provided, and the Company shall ensure that such transfer and recordation is promptly effected. Upon such transfer and recordation, the Custodian shall deliver at the Moscow, the Russian Federation office of such Custodian, subject to Sections 2.06, 3.01 and 3.02 of the Deposit Agreement and to the other terms and conditions of the Deposit Agreement, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, documents evidencing title (including extracts from the Share Register) for the amount of Deposited Securities represented by the surrendered American Depositary Shares, except that the Depositary may make delivery to such person or persons at the Corporate Trust Office of the Depositary of any dividends or distributions with respect to the Deposited Securities represented by those American Depositary Shares, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.

At the request, risk and expense of any Owner so surrendering American Depositary Shares, and for the account of such Owner, the Depositary shall direct the Custodian to forward any cash or other property (other than rights) comprising, and forward a certificate or certificates, if applicable, and other proper documents of title for, the Deposited Securities represented by the surrendered American Depositary Shares to the Depositary for delivery at the Corporate Trust Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Owner, by cable, telex or facsimile transmission.

3.	TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

Transfers of American Depositary Shares may be registered on the books of the Depositary by the Owner in person or by a duly authorized attorney, upon surrender of those American Depositary Shares properly endorsed for transfer or accompanied by proper instruments of transfer, in the case of a Receipt, or pursuant to a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement), in the case of uncertificated American Depositary Shares, and in either case, duly stamped as may be required by the laws of the State of New York and of the United States of America. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. The Depositary, upon surrender of certificated American Depositary Shares for the purpose of exchanging for uncertificated American Depositary Shares, shall cancel those certificated American Depositary Shares and send the Owner a statement confirming that the Owner is the owner of the same number of uncertificated American Depositary Shares. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement) from the Owner of uncertificated American Depositary Shares for the purpose of exchanging for certificated American Depositary Shares, shall cancel those uncertificated American Depositary Shares and deliver to the Owner the same number of certificated American Depositary Shares. As a condition precedent to the delivery, registration of transfer, or surrender of any American Depositary Shares or split-up or combination of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt or instruction for registration of transfer or surrender of American Depositary Shares not evidenced by a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in the Deposit Agreement, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of American Depositary Shares against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of American Depositary Shares in particular instances may be refused, or the registration of transfer of outstanding American Depositary Shares generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding American Depositary Shares and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the American Depositary Shares or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares which would be required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares for such offer and sale.

4.	LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any American Depositary Shares or any Deposited Securities represented by any American Depositary Shares, such tax or other governmental charge shall be payable by the Owner of such American Depositary Shares to the Depositary. The Depositary may refuse to register any transfer of those American Depositary Shares or any withdrawal of Deposited Securities represented by those American Depositary Shares until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner thereof any part or all of the Deposited Securities represented by those American Depositary Shares, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner shall remain liable for any deficiency.

5.	WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant, that such Shares and each certificate therefor, if applicable, are validly issued, fully paid, nonassessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares and the sale of American Depositary Shares representing such Shares by that person are not restricted under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and delivery of American Depositary Shares.

6.	FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or holder may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Russian Share Registrar, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any American Depositary Shares or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that all conditions to such deposit have been satisfied by the person depositing such Shares under Russian laws and regulations and any necessary approval has been granted by any governmental body in the Russia Federation that is then performing the function of the regulation of currency exchange.

7.	CHARGES OF DEPOSITARY.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares or to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or Deposited Securities or a delivery of American Depositary Shares pursuant to Section 4.03 of the Deposit Agreement), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share Register of the Company maintained by the Russian Share Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the delivery of American Depositary Shares pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement and the surrender of American Depositary Shares pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 of the Deposit Agreement, (7) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, (8) in addition to any fee charged under clause 6, a fee of $.02 or less per American Depositary Share (or portion thereof) per annum for depositary services, which will be payable as provided in clause 9 below, (9) any other charges payable by the Depositary, any of the Depositary’s agents, including the Custodian, or the agents of the Depositary’s agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in American Depositary Shares.

8.	PRE-RELEASE OF RECEIPTS.

Unless requested in writing by the Company to cease doing so, notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may deliver American Depositary Shares prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement (a “Pre-Release”). The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the surrender of American Depositary Shares that have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such American Depositary Shares have been Pre-Released. The Depositary may receive American Depositary Shares in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom American Depositary Shares or Shares are to be delivered, that such person, or its customer (i) owns the Shares or American Depositary Shares to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such Shares or Receipts (as the case may be) to the Depositary in its capacity as such and for the benefit of the Owners and Holders and (iii) will not take any action with respect to such Shares or Receipts (as the case may be) that is inconsistent with the transfer of beneficial ownership (including without the consent of the Depositary, disposing of such Shares or Receipts, as the case may be), other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash or such other collateral as the Depositary determines in good faith will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will also set dollar limits with respect to Pre-Release transactions hereunder, with any particular Pre-Releasee, on a case by case basis as the Depositary deems reasonably appropriate. The number of American Depositary Shares which are outstanding at any time as a result of Pre-Release will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems reasonably appropriate and may, with the prior written consent of the Company, change such limits for the purpose of general application. The collateral referred to in sub-paragraph (b) above shall be held by the Depositary as security for the performance of the Pre-Releasee’s obligations in connection herewith, including the Pre-Releasee’s obligation to deliver Shares or Receipts upon termination of a Pre-Release transaction anticipated hereunder (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.	TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and holder of this Receipt by accepting or holding the same consents and agrees that when properly endorsed or accompanied by proper instruments of transfer, shall be transferable as certificated registered securities under the laws of New York. American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York. The Depositary, notwithstanding any notice to the contrary, may treat the Owner of American Depositary Shares as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes, and neither the Depositary nor the Company shall have any obligation or be subject to any liability under the Deposit Agreement to any holder of American Depositary Shares unless that holder is the Owner of those American Depositary Shares.

10.	VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been (i) executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or (ii) executed by the facsimile signature of a duly authorized officer of the Depositary and countersigned by the manual signature of a duly authorized signatory of the Depositary or a Registrar.

11.	REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet web site or through an electronic information delivery system generally available to the public in its primary trading market. The Company’s Internet web site address is www.eng.rushydro.ru.

The Depositary shall make available for inspection by Owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary shall also, upon written request by the Company, send to Owners (i) copies of such reports when furnished by the Company pursuant to the Deposit Agreement, (ii) copies of any written communications provided to the Depositary by the Russian Share Registrar pursuant to Section 5.13(b)(v), and (iii) copies of any notices given or required to be given by the Depositary pursuant to Section 5.13(d). Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission. Any such communications furnished to the Depositary by the Russian Share Registrar shall be furnished in English.

The Depositary will keep books, at its Corporate Trust Office, for the registration of American Depositary Shares and transfers of American Depositary Shares which at all reasonable times shall be open for inspection by the Owners, provided that such inspection shall not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the American Depositary Shares.

12.	DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary shall receive any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall, subject to the provisions of Section 4.05 of the Deposit Agreement, convert such dividend or distribution into Dollars and shall, as soon as practicable, distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Owners entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that in the event that the Custodian or the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution in respect of any Deposited Securities an amount on account of taxes or other governmental charges, the amount distributed to the Owner of the American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Section 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Section 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Owners or holders) the Depositary deems such distribution not to be reasonably practicable or to be unlawful, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners of Receipts entitled thereto all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. The Depositary may withhold any distribution of securities under Section 4.02 of the Deposit Agreement if it has not received satisfactory assurances from the Company that the distribution does not require registration under the Securities Act of 1933 after having requested such assurances from the Company. The Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute under this Article that is sufficient to pay its fees and expenses in respect of that distribution.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary shall cause to be delivered to the Owners entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and after deduction or upon issuance of American Depositary Shares, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement (and the Depositary may sell, by public or private sale, an amount of Shares received sufficient to pay its fees and expenses in respect of that distribution). The Depositary may withhold any such delivery of American Depositary Shares if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act of 1933 after having requested such assurances from the Company. If and in so far as the Depositary deems any such distribution to all or any Holders not to be reasonably practicable (including, without limitation, due to the fractions which would otherwise result or to any requirement that the Company, the Custodian or the Depositary withhold an amount on account of taxes or other governmental charges) or to be unlawful, the Depositary shall (either by public or private sale and otherwise at its discretion, subject to all applicable laws and regulations) sell such Shares so received and distribute the net proceeds of such sale as a cash distribution pursuant to Section 4.01 of the Deposit Agreement to the Holders entitled thereto. In lieu of delivering fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. If additional American Depositary Shares are not so delivered, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto in proportion to the number of American Depositary Shares held by them respectively.

13.	RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner under the Deposit Agreement, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, deliver American Depositary Shares to such Owner. In the case of a distribution pursuant to the second paragraph of this Article 13, such deposit shall be made, and depositary shares shall be delivered, under depositary arrangements which provide for issuance of depositary shares subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under applicable United States laws.

If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any American Depositary Shares or otherwise.

The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act; provided, that nothing in the Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act of 1933, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.	CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall as soon as practicable convert or cause to be converted by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any American Depositary Shares or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.	RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date as close to the record date set by the Company for holders of Shares as is reasonably practicable (a) for the determination of the Owners who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof, (ii) entitled to give instructions for the exercise of voting rights at any such meeting or (iii) responsible for any fee or charge assessed by the Depositary pursuant to the Deposit Agreement, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

16.	VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Owners of Receipts a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from the Company, (b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of the law of the Russian Federation and of the Charter of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given. Upon the written request of an Owner of American Depositary Shares on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by those American Depositary Shares in accordance with the instructions set forth in such request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions.

The Depositary shall not be required to take any action required by Section 4.07 of the Deposit Agreement if (i) it reasonably requests, within a reasonable time of receipt by it of a notice of any meeting from the Company, that the Company procures that the Depositary receives an opinion from the Company’s legal counsel (such counsel being reasonably acceptable to the Depositary) at the expense of the Company to the effect that votes cast under the voting arrangements contemplated in Section 4.07 of the Deposit Agreement are valid and binding on the Company under the law of the Russian Federation and the statutes of the Company and that the Depositary is permitted under the law of the Russian Federation to exercise votes in accordance with the provisions of Section 4.07 of the Deposit Agreement but that in doing so the Depositary will not be deemed to be exercising voting discretion, and (ii) it has not received that opinion.

If the Depositary is advised in the opinion that it is not permitted by the law of the Russian Federation to exercise the voting rights relating to the Shares or other Deposited Securities represented by those American Depositary Shares differently (so that a portion of the Shares or Deposited Securities may be voted for a resolution and a portion of the Shares or Deposited Securities may be voted against a resolution), the Depositary shall, if the opinion referred to above confirms it to be permissible under the law of the Russian Federation, calculate from the voting instructions that it has received from all Owners (x) the aggregate number of votes in favor of a particular resolution and (y) the aggregate number of votes opposed to such resolution and cast or cause to be cast in favor of or opposed to such resolution the number of votes representing the net positive difference between such aggregate number of votes in favor of such resolution and such aggregate number of votes opposed to such resolution.

There can be no assurance that Owners generally or any Owner in particular will receive the notice described in Section 4.07 of the Deposit Agreement sufficiently prior to the instruction cutoff date to ensure that the Depositary will vote the Shares or Deposited Securities in accordance with the provisions set forth in Section 4.07 of the Deposit Agreement.

In order to give Owners a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if the Company will request the Depositary to act under this Section 4.07 of the Deposit Agreement, the Company shall endeavor to give the Depositary notice of any such meeting or solicitation and details concerning the matters to be voted upon reasonably sufficiently in advance of the meeting date.

17.	CHANGES AFFECTING DEPOSITED SECURITIES.

Upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, or upon the redemption or cancellation by the Company of the Deposited Securities, any securities, cash or property which shall be received by the Depositary or a Custodian in exchange for, in conversion of, in lieu of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may deliver additional American Depositary Shares as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.	LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or holder (i) if by reason of any provision of any present or future law or regulation of the United States, the Russian Federation or any other country, or of any governmental or regulatory authority, or stock exchange, or by reason of any provision, present or future, of the Charter of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or Deposited Securities it is provided shall be done or performed, (ii) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, (iii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement, (iv) for the inability of any Owner or holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Owners or holders, or (v) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement. Where, by the terms of a distribution pursuant to Section 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Holders, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the American Depositary Shares, on behalf of any Owner or holder or other person. Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.

No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19.	RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 120 days prior written notice of such removal, to become effective upon the later of (i) the 120th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary in its discretion and with the approval by the Company, which may not be unreasonably withheld or delayed, may appoint a substitute or additional custodian or custodians, each of which shall thereafter be one of the Custodians hereunder.

20.	AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or holders in any respect which they may deem necessary or desirable. Section 5.13(a) of the Deposit Agreement may be amended by the Company without the consent of the Depositary upon thirty days’ prior written notice to Owners of outstanding Receipts as specified in the next succeeding sentence. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners, shall, however, not become effective as to outstanding American Depositary Shares until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding American Depositary Shares. Every Owner and holder of American Depositary Shares, at the time any amendment so becomes effective, shall be deemed, by continuing to hold such American Depositary Shares or any interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner to surrender American Depositary Shares and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

21.	TERMINATION OF DEPOSIT AGREEMENT.

The Company may at any time terminate the Deposit Agreement by instructing the Depositary to mail a notice of termination to the Owners of all American Depositary Shares then outstanding at least 30 days prior to the termination date included in such notice. The Depositary may likewise terminate the Deposit Agreement, if at any time 90 days shall have expired after the Depositary delivered to the Company a written resignation notice and if a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement; in such case the Depositary shall mail a notice of termination to the Owners of all American Depositary Shares then outstanding at least 30 days prior to the termination date. On and after the date of termination, the Owner of American Depositary Shares will, upon (a) surrender of such American Depositary Shares, (b) payment of the fee of the Depositary for the surrender of American Depositary Shares referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by those American Depositary Shares. If any American Depositary Shares shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of American Depositary Shares, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon surrender of American Depositary Shares (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of such American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of four months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of American Depositary Shares that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of such American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.	DTC DIRECT REGISTRATION SYSTEM AND PROFILE MODIFICATION SYSTEM.

(a)                Notwithstanding the provisions of Section 2.04 of the Deposit Agreement, the parties acknowledge that the Direct Registration System (“DRS”) and Profile Modification System (“Profile”) shall apply to uncertificated American Depositary Shares upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the Depositary to the Owners entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an Owner, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Owner to register such transfer.

(b)               In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Owner in requesting registration of transfer and delivery described in subsection (a) has the actual authority to act on behalf of the Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Sections 5.03 and 5.08 of the Deposit Agreement shall apply to the matters arising from the use of the DRS. The parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary.

23.	ARBITRATION, SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITIES.

The Deposit Agreement provides that any controversy, claim, cause of action or other dispute brought by any party to the Deposit Agreement against the Company arising out of or relating to the Shares or other Deposited Securities, the American Depositary Shares, the Receipts or the Deposit Agreement, or the breach thereof, shall be referred to and finally settled by arbitration in accordance with the Rules of the London Court of International Arbitration, and that judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that in the event of any third-party litigation to which the Depositary is a party and to which the Company may properly be joined, the Company may be so joined in any court of competent jurisdiction in which such litigation is proceeding; and provided, further, that any such dispute brought by a party to the Deposit Agreement against the Company relating to or based upon the provisions of the Federal securities laws of the United States or the rules and regulations promulgated thereunder shall be submitted to arbitration as provided in the Deposit Agreement if, but only if, so elected by the claimant. The Deposit Agreement further provides that any securities dispute not submitted to arbitration under the Deposit Agreement shall be litigated in the Federal or state courts in the Borough of Manhattan, The City of New York.

In the Deposit Agreement, the Company has (i) irrevocably waived personal service of process upon it in any suit or proceeding (including, but not limited to, any arbitral proceeding as contemplated by Section 7.06 of the Deposit Agreement) arising out of or relating to the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Agreement and consented that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed, (ii) consented and submitted to the jurisdiction of any state or federal court in the State of New York in which any such suit or proceeding may be instituted, and (iii) agreed that such service of process made by mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the American Depositary Shares, the Receipts or the Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

24.	REGISTRATION OF SHARES; RUSSIAN SHARE REGISTRAR; SHARE REGISTER.

(a)                The Company has agreed in the Deposit Agreement that it shall, at any time and from time to time:

(i)                 take any and all action as may be necessary to assure the accuracy and completeness of all information set forth in the Share Register maintained by the Russian Share Registrar in respect of the Shares or Deposited Securities;

(ii)               provide or cause the Russian Share Registrar to provide to the Depositary, the Custodian or their respective agents unrestricted access to the Share Register in accordance with Russian law, in such manner and upon such terms and conditions as the Depositary may, in its sole discretion, deem appropriate, to permit the Depositary, the Custodian or their respective agents to regularly (and in any event not less than monthly) confirm the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement and, in connection therewith, to provide the Depositary, the Custodian or their respective agents, upon request, with a duplicative extract from the Share Register duly certified by the Russian Share Registrar (or some other evidence of verification which the Depositary, in its sole discretion, deems sufficient);

(iii)             use its reasonable efforts to cause the Russian Share Registrar promptly to effect the re-registration of ownership of Deposited Securities in the Share Register in connection with any deposit or withdrawal of Shares or Deposited Securities under this Deposit Agreement;

(iv)             permit and use its reasonable efforts to cause the Russian Share Registrar to permit the Depositary or the Custodian to register any Shares or other Deposited Securities held hereunder in the name of the Depositary, the Custodian or their respective nominees (which may, but need not be, a non-resident of the Russian Federation); and

(v)               use its reasonable efforts to cause the Russian Share Registrar promptly to notify the Depositary in writing at any time that the Russian Share Registrar (A) eliminates the name of a shareholder of the Company from the Share Register or otherwise alters a shareholder’s interest in the Company’s shares and such shareholder alleges to the Company or the Russian Share Registrar or publicly that such elimination or alteration is unlawful; (B) no longer will be able materially to comply with, or has engaged in conduct that indicates it will not materially comply with, the provisions of this Deposit Agreement relating to it (including, without limitation, Section 5.13 thereof); (C) refuses to re-register shares of the Company in the name of a particular purchaser and such purchaser (or its respective seller) alleges that such refusal is unlawful; (D) holds shares of the Company for its own account; or (E) has materially breached the provisions of this Deposit Agreement relating to it (including, without limitation, Section 5.13 thereof) and has failed to cure such breach within a reasonable time.

(b)               The Depositary has agreed in the Deposit Agreement for the benefit of Owners and Holders that the Depositary or the Custodian shall regularly (and in any event not less than monthly) confirm the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of this Deposit Agreement. The Company and the Depositary have agreed in the Deposit Agreement that, for purposes of the rights and obligations under the Deposit Agreement and this Receipt of the parties thereto and hereto, the records of the Depositary and the Custodian shall be controlling for all purposes with respect to the number of Shares or other Deposited Securities which should be registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of this Deposit Agreement. The Depositary agrees that it will instruct the Custodian to maintain custody of all duplicative share extracts (or other evidence of verification) provided to the Depositary, the Custodian or their respective agents pursuant to Section 5.13(b). In the event of any material discrepancy between the records of the Depositary or the Custodian and the Share Register, then, if an officer of the ADR Department of the Depositary has actual knowledge of such discrepancy, the Depositary shall promptly notify the Company. In the event of any discrepancy between the records of the Depositary or the Custodian and the Share Register, the Company agrees that (whether or not it has received any notification from the Depositary) it will (i) use its best efforts to cause the Russian Share Registrar to reconcile its records to the records of the Depositary or the Custodian and to make such corrections or revisions in the Share Register as may be necessary in connection therewith, and (ii) to the extent the Company is unable to so reconcile such records, promptly instruct the Depositary to notify the Owners of the existence of such discrepancy. Upon receipt of such instruction, the Depositary shall promptly give such notification to the Owners pursuant to Section 4.09 of the Deposit Agreement (it being understood that the Depositary may at any time give such notification to the Owners, whether or not it has received instructions from the Company), and the Depositary shall promptly cease issuing Receipts pursuant to Section 2.02 of the Deposit Agreement until such time as, in the opinion of the Depositary, such records have been appropriately reconciled.